Exhibit 99.1

CONTACT:	William George, CFO (713-830-9650)	675 Bering Drive, Suite 400
	Julie Shaeff, CAO (713-830-9687)	Houston, Texas 77057
	ir@comfortsystemsusa.com	713-830-9600

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA REPORTS FIRST QUARTER 2021 RESULTS

Houston, TX — April 28, 2021 — Comfort Systems USA, Inc. (NYSE: FIX) today reported results for the quarter ended March 31, 2021.

For the quarter ended March 31, 2021, net income was $26.5 million, or $0.73 per diluted share, as compared to $17.7 million, or $0.48 per diluted share, for the quarter ended March 31, 2020. Revenue for the first quarter of 2021 was $669.8 million compared to $700.1 million in 2020. The Company reported operating cash flow of $84.6 million in the current quarter compared to $21.9 million in 2020.

Backlog as of March 31, 2021 was $1.66 billion as compared to $1.51 billion as of December 31, 2020 and $1.62 billion as of March 31, 2020. On a same-store basis, backlog decreased from $1.62 billion as of March 31, 2020 to $1.34 billion as of March 31, 2021.

Brian Lane, Comfort Systems USA’s President and Chief Executive Officer, said, “We are happy to report a strong start to 2021 with increases in earnings, cash flow, and sequential backlog. Our earnings significantly exceed the first quarter of 2020, which was the quarter last year that was most negatively impacted by the global pandemic. Our essential workforce continues to perform beyond all expectations, and we are grateful for their courage and perseverance.”

Mr. Lane continued, “Our backlog strengthened this quarter as compared to year end. Although we are still experiencing some delays in bookings and starts, we see good signs that first half headwinds are subsiding. Our pipeline and bidding activity remain strong. Cash flow was unprecedented for a first quarter as a result of strong execution as well as the receipt of large advance payments for certain orders and projects.”

Mr. Lane concluded, “The sporadic air pockets that were caused by the pandemic seem to be abating, and we look forward to continued strong results for the balance of 2021. We perceive good trends in underlying activity levels, especially in our industrial, technology and modular markets, and we are optimistic about our prospects for the next several quarters.”

The Company will host a webcast and conference call to discuss its financial results and position on Thursday, April 29, 2021 at 10:30 a.m. Central Time. The call-in number for this conference call is 1-888-713-4218, and the passcode is 52608066. The call and the slide presentation to accompany the remarks can be accessed on the Company’s website at www.comfortsystemsusa.com under the Investor tab. A replay of the entire call will be available on the Company’s website on the next business day following the call.

Comfort Systems USA® is a leading provider of commercial, industrial and institutional heating, ventilation, air conditioning and electrical contracting services, with 139 locations in 113 cities around the nation. For more information, visit the Company’s website at www.comfortsystemsusa.com.

Certain statements and information in this press release may constitute forward-looking statements regarding our future business expectations, which are subject to applicable securities laws and regulations. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historic in nature. These forward-looking statements are based on the current expectations and beliefs of Comfort Systems USA, Inc. and its subsidiaries (collectively, the “Company”) concerning future developments and their effect on the Company. While the Company’s management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Company will be those that it anticipates. All comments concerning the Company’s expectations for future revenue and operating results are based on the Company’s forecasts for its existing operations and do not include the potential impact of any future acquisitions. The Company’s forward-looking statements involve significant risks and uncertainties (some of which are beyond the Company’s control) and assumptions that could cause actual future results to differ materially from the Company’s historical experience and its present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the use of incorrect estimates for bidding a fixed-price contract; undertaking contractual commitments that exceed the Company’s labor resources; failing to perform contractual obligations efficiently enough to maintain profitability; national or regional weakness in construction activity and economic conditions; the Company’s business being negatively affected by health crises or outbreaks of disease, such as epidemics or pandemics; financial difficulties affecting projects, vendors, customers, or subcontractors; the Company’s backlog failing to translate into actual revenue or profits; failure of third party subcontractors and suppliers to complete work as anticipated; difficulty in obtaining or increased costs associated with bonding and insurance; impairment to goodwill; errors in the Company’s percentage-of-completion method of accounting; the result of competition in the Company’s markets; the Company’s decentralized management structure; material failure to comply with varying state and local laws, regulations or requirements; debarment from bidding on or performing government contracts; shortages of labor and specialty building materials or material increases to the cost thereof; retention of key management; seasonal fluctuations in the demand for mechanical and electrical systems; the imposition of past and future liability from environmental, safety, and health regulations including the inherent risk associated with self-insurance; adverse litigation results; an increase in our effective tax rate; a material information technology failure or a material cyber security breach; risks associated with acquisitions; our ability to manage growth and geographically-dispersed operations; our ability to obtain financing on acceptable terms; and other risks detailed in our reports filed with the Securities and Exchange Commission (the “SEC”).

For additional information regarding known material factors that could cause the Company’s results to differ from its projected results, please see its filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.

— Financial tables follow —

Comfort Systems USA, Inc.

Consolidated Statements of Operations

(In Thousands, Except per Share Amounts)

	Three Months Ended
	March 31,
	(Unaudited)
	2021	%	2020	%
Revenue	$669,761	100.0%	$700,131	100.0%
Cost of services	546,292	81.6%	583,038	83.3%
Gross profit	123,469	18.4%	117,093	16.7%

SG&A	88,214	13.2%	92,924	13.3%
Gain on sale of assets	(350)	(0.1)%	(554)	(0.1)%
Operating income	35,605	5.3%	24,723	3.5%

Interest expense, net	(1,494)	(0.2)%	(2,553)	(0.4)%
Changes in the fair value of contingent earn-out obligations	1,186	0.2%	2,272	0.3%
Other income	(69)	—	25	—
Income before income taxes	35,228	5.3%	24,467	3.5%

Provision for income taxes	8,737		6,751
Net income	$26,491	4.0%	$17,716	2.5%

Income per share
Basic	$0.73		$0.48
Diluted	$0.73		$0.48

Shares used in computing income per share:
Basic	36,286		36,674
Diluted	36,499		36,905
Dividends per share	$0.115		$0.105

Supplemental Non-GAAP Information — Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) — (Unaudited) (In Thousands)

	Three Months Ended
	March 31,
	2021	%	2020	%

Net income	$26,491		$17,716
Provision for income taxes	8,737		6,751
Other income, net	69		(25)
Changes in the fair value of contingent earn-out obligations	(1,186)		(2,272)
Interest expense, net	1,494		2,553
Gain on sale of assets	(350)		(554)
Depreciation and amortization	15,976		12,691
Adjusted EBITDA	$51,231	7.6%	$36,860	5.3%

Note: The Company defines adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) as net income, provision for income taxes, other expense (income), net, changes in the fair value of contingent earn-out obligations, interest expense, net, gain on sale of assets, goodwill impairment and depreciation and amortization. Other companies may define Adjusted EBITDA differently. Adjusted EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, Adjusted EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, Adjusted EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.

Comfort Systems USA, Inc.

Condensed Consolidated Balance Sheets

(In Thousands)

	March 31,	December 31,
	2021	2020
	(Unaudited)

Cash and cash equivalents	$52,116	$54,896
Billed accounts receivable, net	585,594	619,544
Unbilled accounts receivable, net	46,834	45,596
Costs and estimated earnings in excess of billings, net	10,167	18,622
Other current assets, net	67,861	73,194
Total current assets	762,572	811,852
Property and equipment, net	115,039	117,206
Goodwill	472,778	464,392
Identifiable intangible assets, net	230,408	231,807
Other noncurrent assets	134,733	132,098
Total assets	$1,715,530	$1,757,355

Accounts payable	$184,499	$204,145
Billings in excess of costs and estimated earnings	248,397	226,237
Other current liabilities	258,792	262,522
Total current liabilities	691,688	692,904
Long-term debt, net	171,752	235,733
Other long-term liabilities	128,987	132,289
Total liabilities	992,427	1,060,926
Total stockholders’ equity	723,103	696,429
Total liabilities and stockholders’ equity	$1,715,530	$1,757,355

Selected Cash Flow Data (Unaudited) (In Thousands)

	Three Months Ended
	March 31,
	2021	2020
Cash provided by (used in):
Operating activities	$84,647	$21,920
Investing activities	$(15,030)	$(15,536)
Financing activities	$(72,397)	$76,092

Free cash flow:
Cash from operating activities	$84,647	$21,920
Purchases of property and equipment	(4,812)	(7,497)
Proceeds from sales of property and equipment	498	690
Free cash flow	$80,333	$15,113

Note: Free cash flow is defined as cash flow from operating activities less customary capital expenditures, plus the proceeds from asset sales. Other companies may define free cash flow differently. Free cash flow is presented because it is a financial measure that is frequently requested by third parties. However, free cash flow is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, free cash flow should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.